EXHIBIT 99.2

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

For purposes of this discussion, “MetLife” or the “Company” refers to MetLife, Inc., a Delaware corporation incorporated in 1999 (the “Holding Company”), and its subsidiaries, including Metropolitan Life Insurance Company (“MLIC”).

The information contained herein updates selected sections of Management’s Discussion and Analysis of Financial Condition and Results of Operations as previously presented within Item 7 of Part II of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 (the “2007 Annual Report”). As more fully described in Item 8.01 of this Current Report on Form 8-K, as well as in the Consolidated Financial Statements and Financial Statement Schedules included within Item 8 of Part II of the 2007 Annual Report, as updated by Exhibit 99.3 of this Current Report on Form 8-K, sections of the Company’s 2007 Annual Report are being updated to reflect the results of Reinsurance Group of America, Incorporated (“RGA”) as discontinued operations as a result of the disposition by the Company of RGA on September 12, 2008. The information presented herein has also been updated to reflect the sale of certain real estate operations as discontinued operations. The disposition of RGA resulted in the elimination of the Company’s Reinsurance segment. The Reinsurance segment was comprised of the results of RGA, which at disposition became discontinued operations of Corporate & Other, and the interest on economic capital, which has been reclassified to the continuing operations of Corporate & Other. The sections of Management’s Discussion and Analysis of Financial Condition and Results of Operations as previously presented within Item 7 of Part II of the 2007 Annual Report that are being updated are as follows:

•	Executive Summary

•	Results of Operations

•	Discussion of Results — The Company

•	Discussion of Results — Corporate & Other

The Results of Operations related to the Reinsurance segment are also being eliminated by way of these updates. Those sections of the 2007 Annual Report, which have not been updated are unchanged, or not materially changed, by the impact of the disposition of RGA; are more meaningfully presented prior to the reclassification of RGA as discontinued operations; or have been subsequently updated through the Company’s Quarterly Report on Form 10-Q as of and for the three months and nine months ended September 30, 2008, including the risk factors and cautionary language regarding forward looking statements contained therein.

Executive Summary

MetLife is a leading provider of insurance and other financial services with operations throughout the United States and the regions of Latin America, Europe, and Asia Pacific. Through its domestic and international subsidiaries and affiliates, MetLife offers life insurance, annuities, automobile and homeowners insurance, retail banking and other financial services to individuals, as well as group insurance, reinsurance and retirement & savings products and services to corporations and other institutions. Subsequent to the disposition of RGA and the elimination of the Reinsurance segment, MetLife is organized into four operating segments: Institutional, Individual, Auto & Home and International, as well as Corporate & Other.

The management’s discussion and analysis which follows isolates, in order to be meaningful, the results of the acquisition of The Travelers Insurance Company, excluding certain assets, most significantly, Primerica, from Citigroup Inc. (“Citigroup”), and substantially all of Citigroup’s international insurance businesses (collectively, “Travelers”) in the period over period comparison as the Travelers acquisition was not included in the results of the Company until July 1, 2005. The Travelers’ amounts which have been isolated represent the results of the Travelers legal entities which have been acquired. These amounts represent the impact of the Travelers acquisition; however, as business currently transacted through the acquired Travelers legal entities is transitioned to legal entities already owned by the Company, some of which has already occurred, the identification of the Travelers legal entity business will not necessarily be indicative of the impact of the Travelers acquisition on the results of the Company.

As a part of the Travelers acquisition, management realigned certain products and services within several of the Company’s segments to better conform to the way it manages and assesses its business. Accordingly, all prior period segment results have been adjusted to reflect such product reclassifications. Also in connection with the Travelers acquisition, management has utilized its economic capital model to evaluate the deployment of capital based upon the unique and specific nature of the risks inherent in the Company’s existing and newly acquired businesses and has adjusted such allocations based upon this model.

Year ended December 31, 2007 compared with the year ended December 31, 2006

The Company reported $4,180 million in net income available to common shareholders and earnings per diluted common share of $5.48 for the year ended December 31, 2007 compared to $6,159 million in net income available to common shareholders and earnings per diluted common share of $7.99 for the year ended December 31, 2006. Net income available to common shareholders decreased by $1,979 million, or 32%, for the year ended December 31, 2007 compared to the 2006 period.

The decrease in net income available to common shareholders was primarily due to a decrease in income from discontinued operations of $3,172 million, net of income tax. This decrease in income from discontinued operations was principally driven by a gain of $3 billion, net of income tax, on the sale of the Peter Cooper Village and Stuyvesant Town properties in Manhattan, New York, that was recognized during the year ended December 31, 2006. Also contributing to the decrease was lower net investment income and net investment gains (losses) from discontinued operations related to real estate properties sold or held-for-sale during the year ended December 31, 2007 as compared to the year ended December 31, 2006. In addition, there was lower income from discontinued operations related to the sale of MetLife Insurance Limited (“MetLife Australia”) annuities and pension businesses to a third party in the third quarter of 2007 and lower income from discontinued operations related to the sale of SSRM Holdings, Inc. (“SSRM”) resulting from a reduction in additional proceeds from the sale received during the year ended December 31, 2007 as compared to the year December 31, 2006. This decrease was partially offset by higher income from discontinued operations related to RGA, which was reclassified to discontinued operations in the third quarter of 2008 as a result of a tax-free split-off. RGA’s income was higher in 2007, primarily due to an increase in premiums, net of an increase in policyholder benefits and claims, due to additional in-force business from facultative and automatic treaties and renewal premiums on existing blocks of business combined with an increase in net investment income, net of interest credited to policyholder account balances, due to higher invested assets. These increases in RGA’s income were offset by an increase in net investment losses resulting from a decline in the fair value of embedded derivatives associated with the reinsurance of annuity products on a funds withheld basis.

An increase in other expenses of $580 million, net of income tax, decreased net income available to common shareholders. The increase in other expenses was primarily due to higher amortization of deferred policy acquisition costs (“DAC”) resulting from business growth, lower net investment losses in the current year and the net impact of revisions to management’s assumption used to determine estimated gross profits and margins in both years. In addition, other expenses increased due to higher compensation, higher interest expense on debt and interest on tax contingencies, the net impact of revisions to certain liabilities in both periods, asset write-offs, higher general spending and expenses related to growth initiatives, partially offset by lower legal costs and integration costs incurred in the prior year.

An increase in interest credited to policyholder account balances associated with an increase in the average policyholder account balance decreased net income available to common shareholders by $365 million, net of income tax.

Partially offsetting the decrease in net income available to common shareholders was an increase in net investment income of $1,160 million, net of income tax, primarily due to an increase in the average asset base and an increase in yields. Growth in the average asset base was primarily within fixed maturity securities, mortgage loans, real estate joint ventures, and other limited partnership interests. Higher yields was primarily due to higher returns on fixed maturity securities, other limited partnership interests excluding hedge funds, equity securities and improved securities lending results, partially offset by lower returns on real estate joint ventures, cash, cash equivalents and short-term investments, hedge funds and mortgage loans. Management anticipates that investment income and the related yields on other limited partnership interests may decline during 2008 due to increased volatility in the equity and credit markets during 2007.

Additionally, there was a decrease in net investment losses of $537 million, net of income tax, primarily due to a reduction of losses on fixed maturity securities resulting principally from the 2006 portfolio repositioning in a rising interest rate environment, increased gains from asset-based foreign currency transactions due to a decline in the U.S. dollar year over year against several major currencies and increased gains on equity securities, partially offset by increased losses from the mark-to-market on derivatives and reduced gains on real estate and real estate joint ventures.

The net effect of increases in premiums, fees and other revenues of $1,049 million, net of income tax, across all of the Company’s operating segments and increases in policyholder benefit and claims and policyholder dividends of $600 million, net of income tax, was attributable to overall business growth and increased net income available to common shareholders.

The remainder of the variance is due to the change in effective tax rates between periods.

Year ended December 31, 2006 compared with the year ended December 31, 2005

The Company reported $6,159 million in net income available to common shareholders and diluted earnings per common share of $7.99 for the year ended December 31, 2006 compared to $4,651 million in net income available to common shareholders and diluted earnings per common share of $6.16 for the year ended December 31, 2005. Excluding the acquisition of Travelers, which contributed $317 million during the first six months of 2006 to the year over year increase, net income available to common shareholders increased by $1,191 million for the year ended December 31, 2006 compared to the 2005 period.

Income from discontinued operations consisted of net investment income and net investment gains related to real estate properties that the Company had classified as available-for-sale or had sold and, for the years ended December 31, 2006 and 2005, the operations of RGA, which were reclassified as discontinued operations effective with the tax-free split-off in the third quarter of 2008 and the operations and gain upon disposal from the sale of SSRM on January 31, 2005 and for the year ended December 31, 2005, the operations of P.T. Sejahtera (“MetLife Indonesia”) which was sold on September 29, 2005. Income from discontinued operations, net of income tax, increased by $1,616 million, or 92%, to $3,372 million for the year ended December 31, 2006 from $1,757 million for the comparable 2005 period. This increase was primarily due to a gain of $3 billion, net of income tax, on the sale of the Peter Cooper Village and Stuyvesant Town properties in Manhattan, New York, as well as a gain of $32 million, net of income tax, related to the sale of SSRM during the year ended December 31, 2006. This increase was partially offset by gains during the year ended December 31, 2005 including $1,193 million, net of income tax, on the sales of the One Madison Avenue and 200 Park Avenue properties in Manhattan, New York, as well as gains on the sales of SSRM and MetLife Indonesia of $177 million and $10 million, respectively, both net of income tax. In addition, there was lower net investment income and net investment gains from discontinued operations related to other real estate properties sold or held-for-sale during the year ended December 31, 2006 compared to the year ended December 31, 2005. RGA’s income was higher in 2006, primarily due to an increase in premiums, net of an increase in policyholder benefits and claims, due to additional in-force business from facultative and automatic treaties and renewal premiums on existing blocks of business. The increase in policyholder benefits and claims was partially offset by unfavorable mortality in the prior period. The increase in income was also due to an increase in net investment income, net of interest credited to policyholder account balances, due to higher invested assets resulting from the issuance of notes and a collateral financing facility. The issuance of the notes and a collateral financing facility resulted in higher interest expense within other expenses, which was also higher due to increased expenses associated with DAC, including reinsurance allowances paid. Increased net investment losses also partially offset the increase in income from RGA.

Net investment losses increased by $830 million, net of income tax, to a loss of $902 million, net of income tax, for the year ended December 31, 2006 from a loss of $72 million, net of income tax, for the comparable 2005 period. Excluding the impact of the acquisition of Travelers, which contributed a loss of $191 million, net of income tax, during the first six months of 2006 to the year over year increase, net investment losses increased by $639 million. The increase in net investment losses was due to a combination of losses from the mark-to-market on derivatives and foreign currency transaction losses during 2006, largely driven by increases in U.S. interest rates and the weakening of the dollar against the major currencies the Company hedges, notably the euro and pound sterling.

Dividends on the Holding Company’s Series A preferred shares and Series B preferred shares (“Preferred Shares”) issued in connection with financing the acquisition of Travelers increased by $71 million, to $134 million for the year ended December 31, 2006, from $63 million for the comparable 2005 period, as the preferred stock was issued in June 2005.

The remainder of the increase of $285 million in net income available to common shareholders for the year ended December 31, 2006 compared to the 2005 period was primarily due to an increase in premiums, fees and other revenues attributable to continued business growth across all of the Company’s operating segments. Also contributing to the increase was higher net investment income primarily due to an overall increase in the asset base, an increase in fixed maturity security yields, improved results on real estate and real estate joint ventures, mortgage loans, and other limited partnership interests, as well as higher short-term interest rates on cash equivalents and short-term investments. These increases were partially offset by a decline in net investment income from securities lending results, and bond and commercial mortgage prepayment fees. Favorable underwriting results for the year ended December 31, 2006 were partially offset by a decrease in net interest margins. These increases were partially offset by an increase in expenses primarily due to higher interest expense on debt, increased general spending, higher compensation and commission costs and higher expenses related to growth initiatives and information technology projects, partially offset by a reduction in Travelers’ integration expenses, principally corporate incentives.

Results of Operations

Discussion of Results — The Company

The following table presents consolidated financial information for the Company for the years indicated:

	Years Ended December 31,
	2007	2006	2005
	(In millions)

Revenues
Premiums	$22,985	$22,066	$20,990
Universal life and investment-type product policy fees	5,310	4,779	3,827
Net investment income	18,086	16,302	14,117
Other revenues	1,466	1,302	1,221
Net investment gains (losses)	(561)	(1,387)	(110)

Total revenues	47,286	43,062	40,045

Expenses
Policyholder benefits and claims	23,839	22,942	22,298
Interest credited to policyholder account balances	5,478	4,916	3,667
Policyholder dividends	1,726	1,700	1,680
Other expenses	10,458	9,565	8,281

Total expenses	41,501	39,123	35,926

Income from continuing operations before provision for income tax	5,785	3,939	4,119
Provision for income tax	1,668	1,018	1,161

Income from continuing operations	4,117	2,921	2,958
Income from discontinued operations, net of income tax	200	3,372	1,756

Net income	4,317	6,293	4,714
Preferred stock dividends	137	134	63

Net income available to common shareholders	$4,180	$6,159	$4,651

Year ended December 31, 2007 compared with the year ended December 31, 2006 — The Company

Income from Continuing Operations

Income from continuing operations increased by $1,196 million, or 41%, to $4,117 million for the year ended December 31, 2007 from $2,921 million for the comparable 2006 period.

The following table provides the change from the prior year in income from continuing operations by segment:

		% of Total
	$ Change	$ Change
	(In millions)

International	$472	39%
Institutional	310	26
Corporate & Other	287	24
Individual	107	9
Auto & Home	20	2

Total change, net of income tax	$1,196	100%

The increase in the International segment’s income from continuing operations was primarily attributable to the following factors:

•	An increase in Argentina’s income from continuing operations primarily due to a net reduction of liabilities resulting from pension reform, a reduction in claim liabilities resulting from experience reviews in both the current and prior years, higher premiums resulting from higher pension contributions attributable to higher participant salaries, higher net investment income resulting from capital contributions in the prior year, and a smaller increase in market indexed policyholder liabilities without a corresponding decrease in net investment income, partially offset by the reduction of cost of insurance fees as a result of the new pension system reform regulation, an increase in retention incentives related to pension reform, as well as lower trading portfolio income. Argentina also benefited, in both the current and prior years, from the utilization of tax loss carryforwards against which valuation allowances had been previously established.

•	Mexico’s income from continuing operations increased primarily due to a decrease in certain policyholder liabilities caused by a decrease in the unrealized investment results on invested assets supporting those liabilities relative to the prior year, the favorable impact of experience refunds during the first quarter of 2007, a reduction in claim liabilities resulting from an experience review and the unfavorable impact in the prior year resulting from an adjustment to experience refunds in its institutional business, a year over year decrease in DAC amortization resulting from management’s update of assumptions used to determine estimated gross profits in both the current and prior years, a decrease in liabilities based on a review of outstanding remittances, and growth in its institutional and universal life businesses. These increases in Mexico’s income from continuing operations were partially offset by lower fees resulting from management’s update of assumptions used to determine estimated gross profits, the favorable impact in the prior year associated with a large group policy that was not renewed, a decrease in various one-time revenue items, lower investment yields, the favorable impact in the prior year of liabilities related to employment matters that were reduced, and the benefit in the prior year from the elimination of liabilities for pending claims determined to be invalid.

•	Taiwan’s income from continuing operations increased primarily driven by an increase due to higher DAC amortization in the prior year resulting from a loss recognition adjustment and restructuring costs, partially offset by the favorable impact of liability refinements in the prior year, as well as higher policyholder liabilities related to loss recognition in the fourth quarter of 2006.

•	Brazil’s income from continuing operations increased due to the unfavorable impact of increases in policyholder liabilities due to higher than expected mortality on specific blocks of business and an increase in litigation liabilities in the prior year, the unfavorable impact of the reversal of a tax credit in the prior year, as well as growth of the in-force business.

•	Japan’s income from continuing operations increased due to improved hedge results and business growth, partially offset by the impact of foreign currency transaction losses.

•	Ireland’s income from continuing operations increased primarily due to the utilization of net operating losses for which a valuation allowance had been previously established, higher investment income, partially offset by higher start-up expenses and currency transaction losses.

•	Hong Kong’s income from continuing operations increased due to the acquisition of the remaining 50% interest in MetLife Fubon and the resulting consolidation of the operation, as well as business growth.

•	Chile’s income from continuing operations increased primarily due to growth of the in-force business, higher joint venture income and higher returns on inflation indexed securities, partially offset by higher compensation, infrastructure and marketing expenses.

•	Income from continuing operations increased in the United Kingdom due to a reduction of claim liabilities resulting from an experience review, offset by an unearned premium calculation refinement.

•	Australia’s income from continuing operations increased due to growth of the in-force business and changes in foreign currency exchange rates.

•	These increases in income from continuing operations were partially offset by a decrease in the home office due to higher economic capital charges and investment expenses, an increase in contingent tax expenses in the current year, as well as higher spending due to growth and initiatives, partially offset by the elimination of certain intercompany expenses previously charged to the International segment, and a tax benefit associated with a prior year income tax expense related to a revision of an estimate.

•	India’s income from continuing operations decreased primarily due to headcount increases and growth initiatives, as well as the impact of valuation allowances established against losses in both years.

•	South Korea’s income from continuing operations decreased due to a favorable impact in the prior year associated with the implementation of a more refined reserve valuation system, as well as additional expenses in the current year associated with growth and infrastructure initiatives, partially offset by continued growth and lower DAC amortization, both in the variable universal life business.

The Institutional segment’s income from continuing operations increased primarily due to lower net investment losses, an increase in interest margins, an increase in underwriting results, the impact of revisions to certain expenses in both periods, partially offset by higher expenses due to an increase in non-deferrable volume-related and corporate support expenses and an increase in DAC amortization resulting from the ongoing implementation of SOP 05-1, Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection with Modifications or Exchanges of Insurance Contracts (“SOP 05-1”) in the current year.

Corporate & Other’s income from continuing operations increased primarily due to higher net investment income, lower net investment losses, lower corporate expenses, higher other revenues, integration costs incurred in the prior year, and lower legal costs, partially offset by a decrease in tax benefits, higher interest expense on debt, higher interest on tax contingencies, and higher interest credited to bankholder deposits.

The Individual segment’s income from continuing operations increased primarily due to a decrease in net investment losses, higher fee income from separate account products, higher net investment income on blocks of business not driven by interest margins and an increase in interest margins, partially offset by higher DAC amortization, unfavorable underwriting results in life products, higher general expenses, the impact of revisions to certain liabilities in both years, the write-off of a receivable in the current year, an increase in the closed block-related policyholder dividend obligation, higher annuity benefits, an increase in policyholder dividends and an increase in interest credited to policyholder account balances.

The Auto & Home segment’s income from continuing operations increased primarily due to an increase in premiums and other revenues, an increase in net investment income, an increase in net investment gains and a decrease in other expenses. These were partially offset by losses related to higher claim frequencies, higher earned exposures, higher losses due to severity, an increase in unallocated claims adjusting expenses and an increase from a reduction in favorable development of prior year losses, partially offset by a decrease in catastrophe losses, which included favorable development of prior year catastrophe reserves, all of which are related to policyholder benefits and claims. Also offsetting the increase in income from continuing operations was a decrease in average earned premium per policy and an increase in catastrophe reinsurance costs.

Revenues and Expenses

Premiums, Fees and Other Revenues

Premiums, fees and other revenues increased by $1,614 million, or 6%, to $29,761 million for the year ended December 31, 2007 from $28,147 million for the comparable 2006 period.

The following table provides the change from the prior year in premiums, fees and other revenues by segment:

		% of Total
	$ Change	$ Change
	(In millions)

Institutional	$594	37%
International	560	35
Individual	369	22
Auto & Home	63	4
Corporate & Other	28	2

Total change	$1,614	100%

The growth in the Institutional segment was primarily due to increases in the non-medical health & other and group life businesses. The non-medical health & other business increased primarily due to growth in the dental, disability, accidental death & dismemberment (“AD&D”) and individual disability insurance (“IDI”) businesses. Partially offsetting these increases is a decrease in the long-term care (“LTC”) business, net of a decrease resulting from a shift to deposit liability-type contracts in the current year, partially offset by growth in the business. The group life business increased primarily due to business growth in term life and increases in corporate-owned life insurance and life insurance sold to postretirement benefit plans. These increases in the non-medical health & other and group life businesses were partially offset by a decrease in the retirement & savings business. The decrease in retirement & savings was primarily due to a decrease in structured settlement and pension closeout premiums, partially offset by an increase in other products.

The growth in the International segment was primarily due to the following factors:

•	An increase in Mexico’s premiums, fees and other revenues due to higher fees and growth in its institutional and universal life businesses, a decrease in experience refunds during the first quarter of 2007 on Mexico’s institutional business, as well as the adverse impact in the prior year of an adjustment for experience refunds on Mexico’s institutional business, offset by lower fees resulting from management’s update of assumptions used to determine estimated gross profits and various one-time revenue items which benefited both the current and prior years.

•	Premiums, fees and other revenues increased in Hong Kong primarily due to the acquisition of the remaining 50% interest in MetLife Fubon and the resulting consolidation of the operation as well as business growth.

•	Chile’s premiums, fees and other revenues increased primarily due to higher annuity sales, higher institutional premiums from its traditional and bank distribution channels, and the decrease in the prior year resulting from management’s decision not to match aggressive pricing in the marketplace.

•	South Korea’s premiums, fees and other revenues increased primarily due to higher fees from growth in its guaranteed annuity and variable universal life businesses.

•	Brazil’s premiums, fees and other revenues increased due to changes in foreign currency exchange rates and business growth.

•	Premiums, fees and other revenues increased in Japan due to an increase in reinsurance assumed.

•	Australia’s premiums, fees and other revenues increased primarily due to growth in the institutional and reinsurance business in-force, an increase in retention levels and changes in foreign currency exchange rates.

•	Argentina’s premiums, fees and other revenues increased due to higher pension contributions resulting from higher participant salaries and a higher salary threshold subject to fees and growth in bancassurance, offset by the reduction of cost of insurance fees as a result of the new pension system reform regulation.

•	Taiwan’s and India’s premiums, fees and other revenues increased primarily due to business growth.

These increases in premiums, fees and other revenues were partially offset by a decrease in the United Kingdom due to an unearned premium calculation refinement, partially offset by changes in foreign currency exchange rates.

The growth in the Individual segment was primarily due to higher fee income from variable life and annuity and investment-type products and growth in premiums from other life products, partially offset by a decrease in immediate annuity premiums and a decline in premiums associated with the Company’s closed block business, in line with expectations.

The growth in the Auto & Home segment was primarily due to an increase in premiums related to increased exposures, an increase in various voluntary and involuntary programs, and a change in estimate on auto rate refunds due to a regulatory examination, as well as an increase in other revenues primarily due to slower than anticipated claim payments in 2006. These increases were partially offset by a reduction in average earned premium per policy, and an increase in catastrophe reinsurance costs.

The increase in Corporate & Other was primarily related to the resolution of an indemnification claim associated with the 2000 acquisition of General American Life Insurance Company (“GALIC”), partially offset by an adjustment of surrender values on corporate-owned life insurance policies.

Net Investment Income

Net investment income increased by $1,784 million, or 11%, to $18,086 million for the year ended December 31, 2007 from $16,302 million for the comparable 2006 period. Management attributes $1,197 million of this increase to growth in the average asset base and $587 million to an increase in yields. The increase in net investment income from growth in the average asset base was primarily within fixed maturity securities, mortgage loans, real estate joint ventures and other limited partnership interests. The increase in net investment income attributable to higher yields was primarily due to higher returns on fixed maturity securities, other limited partnership interests excluding hedge funds, equity securities and improved securities lending results, partially offset by lower returns on real estate joint ventures, cash, cash equivalents and short-term investments, hedge funds and mortgage loans. Management anticipates that investment income and the related yields on other limited partnership interests may decline during 2008 due to increased volatility in the equity and credit markets during 2007.

Interest Margin

Interest margin, which represents the difference between interest earned and interest credited to policyholder account balances increased in the Institutional and Individual segments for the year ended December 31, 2007 as compared to the prior year. Interest earned approximates net investment income on investable assets attributed to the segment with minor adjustments related to the consolidation of certain separate accounts and other minor non-policyholder elements. Interest credited is the amount attributed to insurance products, recorded in policyholder benefits and claims, and the amount credited to policyholder account balances for investment-type products, recorded in interest credited to policyholder account balances. Interest credited on insurance products reflects the current year impact of the interest rate assumptions established at issuance or acquisition. Interest credited to policyholder account balances is subject to contractual terms, including some minimum guarantees. This tends to move gradually over time to reflect market interest rate movements and may reflect actions by management to respond to competitive pressures and, therefore, generally does not introduce volatility in expense.

Net Investment Gains (Losses)

Net investment losses decreased by $826 million to a loss of $561 million for the year ended December 31, 2007 from a loss of $1,387 million for the comparable 2006 period. The decrease in net investment losses was primarily due to a reduction of losses on fixed maturity securities resulting principally from the 2006 portfolio repositioning in a rising interest rate environment, increased gains from asset-based foreign currency transactions due to a decline in the U.S. dollar year over year against several major currencies and increased gains on equity securities, partially offset by increased losses from the mark-to-market on derivatives and reduced gains on real estate and real estate joint ventures.

Underwriting

Underwriting results are generally the difference between the portion of premium and fee income intended to cover mortality, morbidity or other insurance costs, less claims incurred, and the change in insurance-related liabilities. Underwriting results are significantly influenced by mortality, morbidity or other insurance-related experience trends, as well as the reinsurance activity related to certain blocks of business. Consequently, results can fluctuate from period to period. Underwriting results, excluding catastrophes, in the Auto & Home segment were less favorable for the year ended December 31, 2007, as the combined ratio, excluding catastrophes, increased to 86.3% from 82.8% for the year ended December 31, 2006. Underwriting results were favorable in the non-medical health & other, group life and retirement & savings businesses in the Institutional segment. Underwriting results were unfavorable in the life products in the Individual segment.

Other Expenses

Other expenses increased by $893 million, or 9%, to $10,458 million for the year ended December 31, 2007 from $9,565 million for the comparable 2006 period.

The following table provides the change from the prior year in other expenses by segment:

		% of Total
	$ Change	$ Change
	(In millions)

Individual	$516	58%
International	218	24
Institutional	125	14
Corporate & Other	51	6
Auto & Home	(17)	(2)

Total change	$893	100%

The Individual segment contributed to the year over year increase in other expenses primarily due to higher DAC amortization, higher expenses associated with business growth, information technology and other general expenses, the impact of revisions to certain liabilities, including pension and postretirement liabilities and policyholder liabilities in the prior year, and a write-off of a receivable in the current year.

The International segment contributed to the year over year increase in other expenses primarily due to the business growth commensurate with the increase in revenues discussed above. It was driven by the following factors:

•	Argentina’s other expenses increased primarily due to a liability for servicing obligations that was established as a result of pension reform, an increase in commissions on bancassurance business, an increase in retention incentives related to pension reform, and the impact of management’s update of DAC assumptions as a result of pension reform and growth, partially offset by a lower increase in liabilities due to inflation and exchange rate indexing.

•	South Korea’s other expenses increased primarily due to the favorable impact in DAC amortization associated with the implementation of a more refined reserve valuation system in the prior year, additional expenses associated with growth and infrastructure initiatives, as well as business growth and higher bank insurance fees, partially offset by a decrease in DAC amortization.

•	Mexico’s other expenses increased due to higher expenses related to business growth and the favorable impact in the prior year of liabilities that were reduced, offset by a decrease in DAC amortization resulting from management’s update of assumptions used to determine estimated gross profits in both the current and prior years and a decrease in liabilities based on a review of outstanding remittances.

•	Other expenses increased in India primarily due to headcount increases and growth initiatives, partially offset by the impact of management’s update of assumptions used to determine estimated gross profits.

•	Other expenses increased in Australia primarily due to business growth and changes in foreign currency exchange rates.

•	Other expenses increased in Chile primarily due to compensation costs, infrastructure and marketing programs, and growth partially offset by a decrease in DAC amortization related to inflation indexing.

•	Other expenses increased in Hong Kong due to the acquisition of the remaining 50% interest in MetLife Fubon and the resulting consolidation of the operation.

•	Ireland’s other expenses increased due to higher start-up costs, as well as foreign currency transaction losses.

•	Brazil’s other expenses increased due to changes in foreign currency exchange rates partially offset by an increase in litigation liabilities in the prior year.

•	The United Kingdom’s other expenses increased due to changes in foreign currency exchange rates and higher spending on business initiatives partially offset by lower DAC amortization resulting from calculation refinements.

•	These increases in other expenses were partially offset by a decrease in Taiwan’s other expenses primarily due to a one-time increase in DAC amortization in the prior year due to a loss recognition adjustment resulting from low interest rates related to product guarantees coupled with high persistency rates on certain blocks of business, an increase in DAC amortization in the prior year associated with the implementation of a new valuation system, as well as one-time expenses in the prior year related to the termination of the agency force, and expense reductions recognized in the current year due to the elimination of the agency force.

Other expenses decreased in the home office primarily due to the elimination of certain intercompany expenses previously charged to the International segment, offset by higher spending on growth and infrastructure initiatives.

The Institutional segment contributed to the year over year increase primarily due to an increase in non-deferrable volume-related and corporate support expenses, higher DAC amortization associated with the ongoing implementation of SOP 05-1 in the current year, a charge related to the reimbursement of dental claims in the current year, the establishment of a contingent legal liability in the current year and the impact of certain revisions in both years. These increases were partially offset by a benefit related to a reduction of an allowance for doubtful accounts in the current year, the impact of a charge of non-deferrable LTC commissions expense, a charge associated with costs related to the sale of certain small market record keeping businesses and a regulatory settlement, all in the prior year.

Corporate & Other contributed to the year over year increase in other expenses primarily due to higher interest expense, higher interest on tax contingences and an increase in interest credited to bankholder deposits at MetLife Bank, National Association, a national bank (“MetLife Bank” or “MetLife Bank, N.A.”), partially offset by lower corporate support expenses, lower costs from reductions of MetLife Foundation contributions, integration costs incurred in the prior year and lower legal costs.

These increases in other expenses were partially offset by a decrease in the Auto & Home segment primarily related to lower information technology and advertising costs, partially offset by minor changes in a variety of expense categories.

Net Income

Income tax expense for the year ended December 31, 2007 was $1,668 million, or 29% of income from continuing operations before provision for income tax, compared with $1,018 million, or 26% of such income, for the comparable 2006 period. The 2007 and 2006 effective tax rates differ from the corporate tax rate of 35% primarily due to the impact of non-taxable investment income and tax credits for investments in low income housing. In addition, the increase in the effective rate for FIN 48 liability additions is entirely offset by an increase in non-taxable investment income. The 2007 period includes a benefit for decrease in international deferred tax valuation allowances and the 2006 period included a prior year benefit for international taxes. Lastly, the 2006 period included benefit for a “provision-to-filed return” adjustment regarding non-taxable investment income.

Income from discontinued operations, net of income tax, decreased by $3,172 million, or 94%, to $200 million for the year ended December 31, 2007 from $3,372 million for the comparable 2006 period. The decrease in income from discontinued operations was primarily due to a gain of $3 billion, net of income tax, on the sale of the Peter Cooper Village and Stuyvesant Town properties in Manhattan, New York, that was recognized during the year ended December 31, 2006. In addition, there was lower net investment income and net investment gains (losses) of $144 million, net of income tax, from discontinued operations related to real estate properties sold or held-for-sale during the year ended December 31, 2007 as compared to the year ended December 31, 2006. Also contributing to the decrease was lower income from discontinued operations of $23 million, net of income tax, related to the sale of MetLife Australia’s annuities and pension businesses to a third party in the third quarter of 2007 and lower income from discontinued operations of $18 million, net of income tax, related to the sale of SSRM resulting from a reduction in additional proceeds from the sale received during the year ended December 31, 2007 as compared to the year December 31, 2006. This decrease was partially offset by higher income of $7 million, net of income tax, from discontinued operations related to RGA, which was reclassified to discontinued operations in the third quarter of 2008 as a result of a tax-free split off. RGA’s income was higher in 2007, primarily due to an increase in premiums, net of an increase in policyholder benefits and claims, due to additional in-force business from facultative and automatic treaties and renewal premiums on existing blocks of business combined with an increase in net investment income, net of interest credited to policyholder account balances, due to higher invested assets. These increases in RGA’s income were offset by an increase in net investment losses resulting from a decline in the fair value of embedded derivatives associated with the reinsurance of annuity products on a funds withheld basis.

Year ended December 31, 2006 compared with the year ended December 31, 2005 — The Company

Income from Continuing Operations

Income from continuing operations was $2,921 million and $2,958 million for the years ended December 31, 2006 and December 31, 2005, respectively. Excluding the acquisition of Travelers, which contributed $298 million during the first six months of 2006 to the year over year increase, income from continuing operations decreased by $335 million. Income from continuing operations for the years ended December 31, 2006 and 2005 included the impact of certain transactions or events, the timing, nature and amount of which are generally unpredictable. These transactions are described in each applicable segment’s discussion. These items contributed a charge of $23 million, net of income tax, to the year ended December 31, 2006. These items contributed a benefit of $48 million, net of income tax, to the year ended December 31, 2005. Excluding the impact of these items and the acquisition of Travelers, income from continuing operations decreased by $264 million for the year ended December 31, 2006 compared to the prior 2005 period.

The following table provides the change in income from continuing operations by segment, excluding Travelers, and certain transactions as mentioned above:

		% of Total
	$ Change	$ Change
	(In millions)

Institutional	$(316)	(120)%
Individual	(69)	(26)
International	(34)	(13)
Corporate & Other	(37)	(14)
Auto & Home	192	73

Total change, net of income tax	$(264)	(100)%

The Institutional segment’s income from continuing operations decreased primarily due to an increase in net investment losses, a decline in interest margins, an increase in operating expenses, which included a charge associated with costs related to the sale of certain small market recordkeeping businesses, a charge associated with non-deferrable LTC commissions expense and a charge associated with costs related to a previously announced regulatory settlement, partially offset by the impact of integration costs in the prior year and favorable underwriting results.

The Individual segment’s income from continuing operations decreased as a result of an increase in net investment losses, a decline in interest margins, higher expenses and annuity benefits, as well as increases in interest credited to policyholder account balances and policyholder dividends. These decreases were partially offset by increased fee income related to the growth in separate account products, favorable underwriting results in life products, lower DAC amortization and a decrease in the closed block-related policyholder dividend obligation.

Income from continuing operations in Corporate & Other decreased primarily due to higher investment losses, higher interest expense on debt, corporate support expenses, interest credited to bankholder deposits and legal-related costs, partially offset by an increase in tax benefits, an increase in net investment income, lower integration costs and an increase in other revenues.

The decrease in income from continuing operations in the International segment was primarily attributable to the following factors:

•	Taiwan had a decrease due to a loss recognition adjustment and a restructuring charge, partially offset by reserve refinements associated with the implementation of a new valuation system.

•	Income from continuing operations decreased in Canada primarily due to the realignment of economic capital in the prior year.

•	Income from continuing operations in Mexico decreased primarily due to an increase in amortization of DAC, higher operating expenses, the net impact of an adjustment to the liability for experience refunds on a block of business, a decrease in various one-time other revenue items in both periods, as well as an increase in income tax expense due to a tax benefit realized in the prior year. These decreases in Mexico were partially offset by a decrease in certain policyholder liabilities caused by a decrease in unrealized investment gains on invested assets supporting those liabilities relative to the prior year, a decrease in policyholder benefits associated with a large group policy that was not renewed by the policyholder, a benefit in the current year from the release of liabilities for pending claims that were determined to be invalid following a review, and the unfavorable impact in the prior year of contingent liabilities.

•	In addition, a decrease in Brazil was primarily due to an increase in policyholder benefits and claims related to an increase in future policyholder benefit liabilities on specific blocks of business and an increase in litigation liabilities, as well as adverse claim experience in the current year.

•	The home office recorded higher infrastructure expenditures in support of segment growth, as well as a contingent tax liability. This was offset by a reduction in the amount charged for economic capital.

•	Results of the Company’s investment in Japan decreased primarily due to variability in the hedging program.

•	In addition, expenses related to the Company’s start-up operations in Ireland reduced income from continuing operations. A valuation allowance was established against the deferred tax benefit resulting from the Ireland losses.

•	Partially offsetting these decreases in income from continuing operations were increases in Chile and the United Kingdom due to continued growth of the in-force business.

•	In addition, an increase occurred in Australia due to reserve strengthening on a block of business in the prior year.

•	South Korea’s income from continuing operations increased due to growth in the in-force business and the implementation of a more refined reserve valuation system.

•	Argentina’s income from continuing operations increased due to higher net investment income resulting from capital contributions, the release of liabilities for pending claims that were determined to be invalid following a review, the favorable impact of foreign currency exchange rates and inflation rates on certain contingent liabilities, the utilization of net operating losses for which a valuation allowance had been previously established, and an increase in the prior year period of a deferred income tax valuation allowance, as well as business growth. Changes in foreign currency exchange rates also contributed to the increase.

Partially offsetting the decreases in income from continuing operations was an increase in the Auto & Home segment primarily due to a loss in the third quarter of 2005 related to Hurricane Katrina, favorable development of prior year loss reserves, improvement in non-catastrophe loss experience and a reduction in loss adjustment expenses. These increases were partially offset by higher catastrophe losses, excluding Hurricanes Katrina and Wilma, in the current year period, and decreases in net earned premiums, other revenues, and net investment income, as well as an increase in other expenses.

Revenues and Expenses

Premiums, Fees and Other Revenues

Premiums, fees and other revenues increased by $2,109 million, or 8%, to $28,147 million for the year ended December 31, 2006 from $26,038 million for the comparable 2005 period. Excluding the impact of the acquisition of Travelers, which contributed $945 million during the first six months of 2006 to the year over year increase, premiums, fees and other revenues increased by $1,164 million.

The following table provides the change in premiums, fees and other revenues by segment, excluding Travelers:

		% of Total
	$ Change	$ Change
	(In millions)

International	$471	40%
Institutional	455	39
Individual	225	19
Corporate & Other	12	2
Auto & Home	1	—

Total change	$1,164	100%

The growth in the International segment was primarily due to the following factors:

•	An increase in Mexico’s premiums, fees and other revenues due to growth in the business and higher fees, partially offset by an adjustment for experience refunds on a block of business and various one- time other revenue items in both years.

•	South Korea’s premiums, fees and other revenues increased due to business growth, as well as the favorable impact of foreign currency exchange rates.

•	Brazil’s premiums, fees and other revenues increased due to business growth and higher bancassurance business, as well as an increase in amounts retained under reinsurance arrangements.

•	Chile’s premiums, fees and other revenues increased primarily due to higher institutional premiums through its bank distribution channel, partially offset by lower annuity sales.

•	Business growth in the United Kingdom, Argentina, Australia and Taiwan, as well as the favorable impact of changes in foreign currency exchange rates, also contributed to the increase in the International segment.

The growth in the Institutional segment was primarily due to growth in the dental, disability, AD&D products, as well as growth in the LTC and IDI businesses, all within the non-medical health & other business. Additionally, growth in the group life business was attributable to the impact of sales and favorable persistency largely in the term life business. These increases in the non-medical health & other and group life businesses were partially offset by a decrease in the retirement & savings business. The decline in retirement & savings was primarily due to a decline in premiums from structured settlements predominantly due to lower sales, partially offset by an increase in master terminal funding premiums.

The growth in the Individual segment was primarily due to higher fee income from universal life and investment-type products and an increase in premiums from other life products, partially offset by a decrease in immediate annuity premiums and a decline in premiums associated with the Company’s closed block business as this business continues to run-off.

Net Investment Income

Net investment income increased by $2,185 million, or 15%, to $16,302 million for the year ended December 31, 2006 from $14,117 million for the comparable 2005 period. Excluding the impact of the acquisition of Travelers, which contributed $1,425 million during the first six months of 2006 to the year over year increase, net investment income increased by $760 million of which management attributes $477 million to growth in the average asset base and $283 million to an increase in yields. This increase was primarily due to an overall increase in the asset base, an increase in fixed maturity security yields, improved results on real estate and real estate joint ventures, mortgage loans, and other limited partnership interests, as well as higher short-term interest rates on cash equivalents and short-term investments. These increases were partially offset by a decline in investment income from securities lending results, and bond and commercial mortgage prepayment fees.

Interest Margin

Interest margin, which represents the difference between interest earned and interest credited to policyholder account balances, decreased in the Institutional and Individual segments for the year ended December 31, 2006 as compared to the prior year. Interest earned approximates net investment income on investable assets attributed to the segment with minor adjustments related to the consolidation of certain separate accounts and other minor non-policyholder elements. Interest credited is the amount attributed to insurance products, recorded in policyholder benefits and claims, and the amount credited to policyholder account balances for investment-type products, recorded in interest credited to policyholder account balances. Interest credited on insurance products reflects the current period impact of the interest rate assumptions established at issuance or acquisition. Interest credited to policyholder account balances is subject to contractual terms, including some minimum guarantees. This tends to move gradually over time to reflect market interest rate movements and may reflect actions by management to respond to competitive pressures and, therefore, generally does not introduce volatility in expense.

Net Investment Gains (Losses)

Net investment losses increased by $1,277 million to a loss of $1,387 million for the year ended December 31, 2006 from a loss of $110 million for the comparable 2005 period. Excluding the impact of the acquisition of Travelers, which contributed a loss of $294 million during the first six months of 2006 to the year over year increase, net investment losses increased by $983 million. The increase in net investment losses was due to a combination of losses from the mark-to-market on derivatives and foreign currency transaction losses during 2006, largely driven by increases in U.S. interest rates and the weakening of the dollar against the major currencies the Company hedges, notably the euro and pound sterling.

Underwriting

Underwriting results are generally the difference between the portion of premium and fee income intended to cover mortality, morbidity or other insurance costs, less claims incurred, and the change in insurance-related liabilities. Underwriting results are significantly influenced by mortality, morbidity or other insurance-related experience trends and the reinsurance activity related to certain blocks of business and, as a result, can fluctuate from period to period. Underwriting results were favorable within the life products in the Individual segment and in the group life and non-medical health & other products in the Institutional segment. Retirement & saving’s underwriting results were mixed across several products in the Institutional segment. Underwriting results, excluding catastrophes, in the Auto & Home segment were favorable for the year ended December 31, 2006, as the combined ratio, excluding catastrophes, decreased to 82.8% from 86.7% for the year ended December 31, 2005. Underwriting results in the International segment increased commensurate with the growth in the business for most countries with the exception of Brazil, which experienced unfavorable claim experience, and Argentina, which experienced improved claim experience.

Other Expenses

Other expenses increased by $1,284 million, or 16%, to $9,565 million for the year ended December 31, 2006 from $8,281 million for the comparable 2005 period. Excluding the impact of the acquisition of Travelers, which contributed $605 million during the first six months of 2006 to the year over year increase, other expenses increased by $679 million. The year ended December 31, 2006 includes a $35 million contribution to the MetLife Foundation. The year ended December 31, 2005 included a $28 million benefit associated with the reduction of a previously established real estate transfer tax liability related to MLIC’s demutualization in 2000. Excluding these items and the acquisition of Travelers, other expenses increased by $616 million from the comparable 2005 period.

The following table provides the change in other expenses by segment, excluding Travelers, and certain transactions as mentioned above:

		% of Total
	$ Change	$ Change
	(In millions)

International	$328	53%
Corporate & Other	295	48
Institutional	78	13
Auto & Home	17	3
Individual	(102)	(17)

Total change	$616	100%

The International segment contributed to the year over year increase in other expenses primarily due to business growth commensurate with the increase in revenues discussed above and changes in foreign currency exchange rates. This was driven by the following factors:

•	Taiwan’s other expenses increased due to an increase in amortization of DAC, due to a loss recognition adjustment, refinements associated with the implementation of a new valuation system and a restructuring charge.

•	Mexico’s other expenses increased due to an increase in commissions commensurate with the revenue growth, higher DAC amortization, higher expenses related to growth initiatives and additional expenses associated with the Mexican pension business, partially offset by the unfavorable impact of contingent liabilities that were established in the prior year related to potential employment matters and which were eliminated in the current year.

•	South Korea’s other expenses increased due to an increase in DAC amortization and general expenses, partially offset by a decrease in DAC amortization associated with the implementation of a more refined reserve valuation system.

•	Brazil’s other expenses increased due to an increase in litigation liabilities.

•	Other expenses associated with the home office increased due to an increase in expenditures for information technology projects, growth initiative projects and integration costs, as well as an increase in compensation expense.

•	In addition, expenses were incurred related to the start-up of operations in Ireland.

Corporate & Other contributed to the year over year variance in other expenses primarily due to higher interest expense, corporate support expenses, interest credited to bankholder deposits at MetLife Bank and legal-related costs, partially offset by lower integration costs.

The Institutional segment contributed to the year over year increase primarily due to an increase in non-deferrable volume-related expenses, a charge associated with costs related to the sale of certain small market recordkeeping businesses, a charge associated with non-deferrable LTC commissions expense and a charge associated with costs related to a previously announced regulatory settlement, all within the current year, partially offset by the reduction in Travelers-related integration costs, principally incentive accruals and an adjustment of DAC for certain LTC products.

The Auto & Home segment contributed to the year over year increase primarily due to expenditures related to information technology, advertising and compensation costs.

Partially offsetting the increases in other expenses was a decrease in the Individual segment. This decrease was primarily due to lower DAC amortization, partially offset by higher general spending in the current year, despite higher corporate incentives. In addition, the impact of revisions to certain expenses, premium tax, policyholder liabilities and pension and postretirement liabilities, in both periods, increased other expenses in the current year period.

Net Income

Income tax expense for the year ended December 31, 2006 was $1,018 million, or 26% of income from continuing operations before provision for income tax, compared with $1,161 million, or 28%, of such income, for the comparable 2005 period. Excluding the impact of the acquisition of Travelers, which contributed $118 million during the first six months of 2006, income tax expense was $900 million, or 23%, of income from continuing operations before provision for income tax, compared with $1,161 million, or 28%, of such income, for the comparable 2005 period. The 2006 and 2005 effective tax rates differ from the corporate tax rate of 35% primarily due to the impact of non-taxable investment income and tax credits for investments in low income housing. The 2006 effective tax rate also includes an adjustment of a benefit of $33 million consisting primarily of a revision in the estimate of income tax for 2005, and the 2005 effective tax rate also includes a tax benefit of $27 million related to the repatriation of foreign earnings pursuant to Internal Revenue Code Section 965 for which a U.S. deferred tax provision had previously been recorded and an adjustment of a benefit of $33 million consisting primarily of a revision in the estimate of income tax for 2004.

Income from discontinued operations consisted of net investment income and net investment gains related to real estate properties that the Company had classified as available-for-sale or had sold and, (i) for the years ended December 31, 2006 and 2005, income from discontinued operations related to RGA, which was reclassified to discontinued operations in the third quarter of 2008 as a result of a tax-free split off, (ii) for the years ended December 31, 2006 and 2005, the operations and gain upon disposal from the sale of SSRM on January 31, 2005, and (iii) for the year ended December 31, 2005, the operations of MetLife Indonesia which were sold on September 29, 2005. Income from discontinued operations, net of income tax, increased by $1,616 million, or 92%, to $3,372 million for the year ended December 31, 2006 from $1,756 million for the comparable 2005 period. This increase is primarily due to a gain of $3 billion, net of income tax, on the sale of the Peter Cooper Village and Stuyvesant Town properties in Manhattan, New York, as well as a gain of $32 million, net of income tax, related to the sale of SSRM during the year ended December 31, 2006. There was an increase in RGA’s income in 2006 of $36 million, net of income tax, primarily due to an increase in premiums, net of an increase in policyholder benefits and claims, due to additional in-force business from facultative and automatic treaties and renewal premiums on existing blocks of business. The increase in policyholder benefits and claims was partially offset by unfavorable mortality in the prior year period. The increase in income was also due to an increase in net investment income, net of interest credited to policyholder account balances due to higher invested assets resulting from the issuance of notes and a collateral financing facility. The issuance of the notes and a collateral financing facility resulted in higher interest expense within other expenses which was also higher due to increased expenses associated with DAC, including reinsurance allowance paid. Increased net investment losses also partially offset the increase in income from RGA. These increases were partially offset by gains during the year ended December 31, 2005 including $1,193 million, net of income tax, on the sales of the One Madison Avenue and 200 Park Avenue properties in Manhattan, New York, as well as gains on the sales of SSRM and MetLife Indonesia of $177 million and $10 million, respectively, both net of income tax. In addition, there was lower net investment income and net investment gains from discontinued operations related to real estate properties sold or held-for-sale during the year ended December 31, 2006 compared to the year ended December 31, 2005.

Dividends on the Holding Company’s Preferred Shares issued in connection with financing the acquisition of Travelers increased by $71 million, to $134 million for the year ended December 31, 2006, from $63 million for the comparable 2005 period, as the preferred stock was issued in June 2005.

Discussion of Results — Corporate & Other

The following table presents consolidated financial information for Corporate & Other for the years indicated:

	Years Ended December 31,
	2007	2006	2005
	(In millions)

Revenues
Premiums	$35	$37	$21
Universal life and investment-type product policy fees	—	—	—
Net investment income	1,430	1,007	676
Other revenues	73	43	35
Net investment gains (losses)	50	(155)	(50)

Total revenues	1,588	932	682

Expenses
Policyholder benefits and claims	46	38	(15)
Other expenses	1,411	1,360	958

Total expenses	1,457	1,398	943

Income (loss) from continuing operations before provision (benefit) for income tax	131	(466)	(261)
Income tax benefit	(123)	(433)	(225)

Income (loss) from continuing operations	254	(33)	(36)
Income from discontinued operations, net of income tax	186	3,279	1,274

Net income	440	3,246	1,238
Preferred stock dividends	137	134	63

Net income available to common shareholders	$303	$3,112	$1,175

Year ended December 31, 2007 compared with the year ended December 31, 2006 — Corporate & Other

Income from Continuing Operations

Income from continuing operations increased by $287 million, to a gain of $254 million for the year ended December 31, 2007 from a loss of $33 million for the comparable 2006 period. Included in this increase were lower net investment losses of $133 million, net of income tax, resulting in a net investment gain. Excluding the impact of net investment gains (losses), income from continuing operations increased by $154 million.

The increase in income from continuing operations was primarily attributable to higher net investment income, lower corporate expenses, higher other revenues, integration costs incurred in the prior year, and lower legal cost of $275 million, $56 million, $20 million, $17 million, and $7 million, respectively, each of which were net of income tax. This was partially offset by higher interest expense on debt, higher interest on tax contingencies, and higher interest credited to bankholder deposits of $86 million, $23 million, and $3 million respectively, each of which were net of income tax. Tax benefits decreased by $103 million over the comparable 2006 period due to the Company’s implementation of FIN 48, the difference of finalizing the Company’s 2006 tax return in 2007 when compared to finalizing the Company’s 2005 tax return in 2006 and the difference between the actual and the estimated tax rate allocated to the various segments.

Revenues

Total revenues, excluding net investment gains (losses), increased by $451 million, or 41%, to $1,538 million for the year ended December 31, 2007 from $1,087 million for the comparable 2006 period. This increase was primarily due to increased net investment income of $423 million, mainly on fixed maturity securities, driven by a higher asset base related to the reinvestment of proceeds from the sale of the Peter Cooper Village and Stuyvesant Town properties during the fourth quarter of 2006 and the investment of proceeds from issuances of junior subordinated debt in December 2006 and December 2007 and collateral financing arrangements to support statutory reserves in May 2007 and December 2007. Net investment income also increased on other limited partnerships, real estate and real estate joint ventures, and mortgage loans. Other revenues increased by $30 million primarily related to the resolution of an indemnification claim associated with the 2000 acquisition of GALIC, offset by an adjustment of surrender values on corporate-owned life insurance policies. Also included as a component of total revenues was the elimination of intersegment amounts which was offset within total expenses.

Expenses

Total expenses increased by $59 million, or 4%, to $1,457 million for the year ended December 31, 2007 from $1,398 million for the comparable 2006 period. Interest expense was higher by $133 million due to the issuances of junior subordinated debt in December 2006 and December 2007 and collateral financing arrangements in May 2007 and December 2007, respectively, and from settlement fees on the prepayment of shares subject to mandatory redemption in October 2007, partially offset by the maturity of senior notes in December 2006 and the reduction of commercial paper outstanding. Interest on tax contingencies was higher by $35 million as a result of an increase in published Internal Revenue Service interest rates and a change in the method of estimating interest expense on tax contingencies associated with the Company’s implementation of FIN 48. As a result of higher interest rates, interest credited on bank deposits increased by $5 million at MetLife Bank. Corporate expenses are lower by $86 million primarily due to lower corporate support expenses of $63 million, which included advertising, start-up costs for new products and information technology costs, and lower costs from reductions of MetLife Foundation contributions of $23 million. Integration costs incurred in 2006 period were $25 million. Legal costs were lower by $11 million primarily due to a reduction in the current year of $35 million of legal liabilities resulting from the settlement of certain cases, lower other legal costs of $3 million partially offset by higher amortization and valuation of an asbestos insurance recoverable of $27 million. Also included as a component of total expenses were the elimination of intersegment amounts which were offset within total revenues.

Year ended December 31, 2006 compared with the year ended December 31, 2005 — Corporate & Other

Income (Loss) from Continuing Operations

Income (loss) from continuing operations increased by $3 million, or 8%, to ($33) million for the year ended December 31, 2006 from ($36) million for the comparable 2005 period. The acquisition of Travelers, excluding Travelers financing and integration costs incurred by the Company, contributed $111 million during the first six months of 2006 to income (loss) from continuing operations, which included $3 million, net of income tax, of net investment losses. Excluding the impact of Travelers, income (loss) from continuing operations decreased by $108 million for the year ended December 31, 2006 from the comparable 2005 period. Included in this decrease were higher investment losses of $65 million, net of income tax. Excluding the impact of Travelers and the increase of net investment losses, income (loss) from continuing operations decreased by $43 million.

The increase in income (loss) from continuing operations was primarily attributable to higher net investment income, lower integration costs and higher other revenues of $93 million, $62 million, and $6 million, respectively, all of which were net of income tax. This was partially offset by higher interest expense on debt (principally associated with the issuance of debt to finance the Travelers acquisition), corporate support expenses, interest credited to bankholder deposits, policyholder benefits and claims and legal-related liabilities of $125 million, $111 million, $55 million, $30 million and $5 million, respectively, all of which were net of income tax. Tax benefits increased by $117 million over the comparable 2005 period due to the difference of finalizing the Company’s 2005 tax return in 2006 when compared to finalizing the Company’s 2004 tax return in 2005 and the difference between the actual and the estimated tax rate allocated to the various segments.

Revenues

Total revenues, excluding net investment gains (losses), increased by $355 million, or 48%, to $1,087 million for the year ended December 31, 2006 from $732 million for the comparable 2005 period. The acquisition of Travelers contributed $200 million during the first six months of 2006 to the period over period increase. Excluding the impact of Travelers, revenues increased by $155 million, or 21%, from the comparable 2005 period. This increase was primarily attributable to increased net investment income of $145 million primarily from increases in income on fixed maturity securities due to improved yields from lengthening of the duration and a higher asset base, and the impact of higher short-term interest rates on cash equivalents and short-term investments. The increase also resulted from a higher asset base invested in mortgage loans on real estate, real estate joint ventures, and other limited partnership interests and was partially offset by a decline in securities lending results and leveraged leases. The remainder of the increase was primarily attributable to increased other revenues of $9 million, which primarily consisted of increased surrender values on corporate owned life insurance policies. Also included as a component of total revenues were the intersegment eliminations which were offset within total expenses.

Expenses

Total expenses increased by $455 million, or 48%, to $1,398 million for the year ended December 31, 2006 from $943 million for the comparable 2005 period. The acquisition of Travelers, excluding Travelers financing and integration costs, contributed $59 million during the first six months of 2006 to the period over period increase. Excluding the impact of Travelers, total expenses increased by $396 million, or 42%, for the year ended December 31, 2006 from the comparable 2005 period.

This increase was primarily attributable to higher interest expense of $192 million. The principal reason was a result of the issuance of senior notes in 2005, which included $119 million of expenses from the financing of the acquisition of Travelers. Additionally, as a result of the issuance of commercial paper, short-term interest expense increased by $67 million. Corporate support expenses were higher by $170 million primarily due to higher corporate support expenses of $107 million, which included advertising, start-up costs for new products and information technology costs, a $35 million MetLife foundation contribution in the 2006 period and a $28 million benefit, in the 2005 period, associated with the reduction of a previously established real estate transfer tax liability related to MLIC’s demutualization in 2000. As a result of growth in the business and higher interest rates, interest credited to bankholder deposits increased by $85 million at MetLife Bank. Policyholder benefits and claims increased $48 million from a 2005 period benefit associated with a reduction of a previously established liability for settlement death benefits related to the Company’s sales practices class action settlement recorded in 1999. Legal-related costs were higher by $8 million, predominantly from the reduction of previously established liabilities related to legal disputes during the 2005 period. Integration costs were lower by $95 million. Also included as a component of total expenses were the elimination of intersegment amounts which were offset within total revenues.